Exhibit 99.1

For Immediate Release

Contact:	Thomas F. Hoffman
(412) 831-4060

CONSOL Energy Reports First Quarter Results

Strong Coal Segment Performance, Industry Fundamentals Lead to Improvements

PITTSBURGH (April 22, 2004) – CONSOL Energy Inc. (NYSE:CNX), a producer of high-Btu bituminous coal and of coalbed methane gas, reported net income of $114.1 million, or $1.26 per diluted share, for its first quarter ended March 31, 2004, compared with net income of $8.2 million, or $0.10 per diluted share for the same quarter a year earlier. Before the effects of accounting changes, net income for the quarter ended March 31, 2004 was $0.34 per diluted share compared with $0.04 per diluted share in the same period a year earlier.

FINANCIAL RESULTS – Period-To-Period Comparison

	Quarter Ended March 31, 2004	Quarter Ended March 31, 2003
Total Revenue and Other Income	$650.9	$559.8
Net Income	$114.1	$8.2
Earnings Per Share (Diluted)	$1.26	$0.10
Net Cash from Operating Activities	$95.5	$43.4
EBITDA*	$101.9	$57.9
EBIT*	$42.4	$(2.8)
Capital Expenditures	$(104.3)	$(46.6)
Other Investing Cash Flows	$9.8	$73.4

In millions of dollars except per share. Capital expenditures do not include equity affiliates. Other investing cash flows include: Additions to Intangibles; Investment in Equity Affiliates; Proceeds from sales of Assets.

*	Before cumulative effect of accounting change.

In the 2004 period, CONSOL Energy recorded net income of $83.4 million from the effect of an accounting change related to a previously disclosed treatment of workers’ compensation liabilities. In the 2003 period, the company recorded $4.8 million of net income for accounting changes related to asset retirement obligations.

Net cash from operating activities was $95.5 million for the March 2004 quarter, compared with $43.4 million for the same quarter a year earlier. EBITDA improved 76 percent, increasing to $101.9 million from $57.9 million in the same quarter a year earlier.

“First quarter results reflect a substantial improvement in our coal segment performance,” said J. Brett Harvey, president and chief executive officer. “Production volumes from our Northern Appalachia mines improved in nearly every case, average realized prices were up, and costs, although higher than the same period a year earlier, declined from the trailing quarter – a good sign.”

Harvey said gas segment results also improved. “Our gas segment continued to produce record volumes and received record high prices while holding costs flat.

“Most importantly,” Harvey noted, “our financial outlook is significantly improved, which gives us greater flexibility going forward. We expect cash generation will exceed our January guidance of $262 million to $328 million.”

Harvey noted that in January the company said it was evaluating a capital markets transaction to help fund anticipated spending. “As a result of the improved outlook for cash generation, I do not foresee a circumstance this year where we would need to access the equity or public debt markets to fund our ongoing capital expansion activities.”

Analysis of the Quarter

Total Revenue and Other Income increased $91.0 million, or 16.3 percent in the quarter-to-quarter comparison. The increase was primarily due to approximately $80 million in higher revenue from sales of coal and gas as well as from other income derived from the sale of the company’s Australian subsidiary.

Total costs increased $44.7 million, or 7.8 percent, quarter-to-quarter. Cost of Goods Sold increased 10.0 percent. The increase in Cost of Goods Sold reflects higher production volumes and unit costs for produced coal; higher production volumes and increased royalty payments for produced gas; and higher sales volumes for industrial supplies. Increased unit costs for coal were higher due to a previously disclosed increase in premium payments to the United Mine Workers of America Combined Fund; higher retiree medical costs; increased maintenance costs; and increased costs for steel and petroleum products used in the mining process. Increases in Cost of Goods Sold were offset, in part, by a $9.0 million decrease, or 26.5 percent, in other miscellaneous costs in the period-to-period comparison. Closed and idled mine costs were flat in the same comparison.

Selling, General and Administrative costs increased $1.6 million, or 9.3 percent, reflecting costs related to the Special Committee investigation into allegations made in an anonymous letter; professional charges related to a review of employee compensation and benefit plans; and premiums for directors and officers insurance which CONSOL Energy began paying in June 2003. These increases were offset, in part, by a reduction of approximately $0.5 million in wages and salaries as a result of a workforce reduction in December 2003.

Depreciation, Depletion and Amortization declined $1.2 million, or 2.0 percent, reflecting certain mining equipment becoming fully depreciated in the year ended December 31, 2003, and lower depreciation amounts for gob gas.

Interest expense was essentially unchanged in the quarter-to-quarter comparison.

Taxes other than income increased $4.9 million, or 11.3 percent, primarily reflecting higher severance and excise taxes paid as a result of higher production volumes and higher prices for coal and gas.

Effective January 1, 2004, CONSOL Energy changed its method of accounting for workers’ compensation. Prior to this change, the company recorded its liability on an undiscounted basis. The company will now record its liability on an actuarially determined discounted basis. The change aligns the accounting of workers’ compensation liabilities with other company long-term liabilities, which are recorded on a discounted basis. In addition, the change provides a better comparison to industry peers, the majority of which record their workers’ compensation liability on a discounted basis. The change will reduce the workers’ compensation liability by $136.5 million and will decrease the related deferred tax asset by $53.1 million.

Net income increased in the quarter-to-quarter comparison because of improved sales volumes and prices for both coal and gas; the gain on the sale of the company’s Australian subsidiary; and the change in accounting related to workers’ compensation. These improvements were offset, in part, by higher Cost of Goods Sold attributable to: larger coal and gas production volumes; increased Combined Fund premiums; increased coal maintenance and supply costs; higher gas royalty payments; and increased income tax expense.

Net cash provided by operating activities increased 120 percent, primarily reflecting the increase in net income. EBITDA increased 76.0 percent in the quarter-to-quarter comparison.

Total debt in the quarter-to-quarter comparison declined 12.0 percent, primarily due to a reduction of debt related to the sale of the company’s Australian subsidiary.

As of March 31, 2004, CONSOL Energy had $158.8 million in total liquidity, which is comprised of $27.6 million in cash and $131.2 million available under its $266.8 million bank facility.

Coal Operations

	Quarter Ended March 31, 2004	Quarter Ended March 31, 2003
Total Coal Sales	17.5	16.3
Sales – Company Produced	16.9	15.7
Coal Production	16.9	15.6
Average Realized Price – Company Produced	$28.85	$27.06
Operating Costs	$19.49	$18.38
Non-operating Charges	$4.67	$4.37
DD&A	$2.35	$2.49
Total Cost – Company Produced	$26.51	$25.24

Sales and production in millions of tons, and includes for 2003 CONSOL Energy’s portion from equity affiliates. Prices and costs in dollars per ton. Operating costs include items such as labor, supplies, power, preparation costs, project accruals, subsidence costs, gas well plugging costs, charges for employee benefits (including Combined Fund premium), royalties, production and property taxes. Non-operating charges include items such as charges for long-term liabilities, direct administration, selling and general administration.

Coal segment performance improved in the quarter-to-quarter comparison because of 1.2 million tons of higher total coal sales and because of 1.3 million tons more production of coal, including CONSOL Energy’s portion of production from equity affiliates. Higher coal production reflected substantial improvement in production from the company’s core Northern Appalachia mines. Notably, the Bailey and Enlow Fork mines in Pennsylvania each produced more that three million clean tons in the quarter.

Higher coal sales reflect not only increased demand for coal but also an increase in market share as company production increased while overall coal production in the eastern United States declined. Average realized prices for company-produced coal increased, period-to-period, by $1.79 per ton, reflecting improved contract prices, as well as growing demand for coal and lower industry production of coal in the eastern United States, both of which have resulted in higher spot prices for domestic power generation consumption. We anticipate that higher contract prices for metallurgical grades of coal, that also reflect reduced industry production, primarily will be reflected in results later in the year. Of the 16.9 million tons produced in the quarter, 1.6 million tons were metallurgical grade.

Costs for company-produced coal increased $1.27 per ton because of higher employee benefit charges, including the previously announced increase in the Combined Fund premium and higher supply costs per ton related primarily to increased maintenance costs and increased costs for metals and petroleum products used in the mining process.

Gas Operations

	Quarter Ended March 31, 2004		Quarter Ended March 31, 2003
Volumes
Gas Sales Volumes - Produced	13.3 11.6	(gross) (net)	12.0 10.5	(gross) (net)
3rd Party Gas Gathered Volumes	0.5		0.1
Price Received	$5.31		$4.38
3rd Party Gathering Revenue	$0.42		$0.40
Costs
Lifting	$0.28		$0.28
Gathering (including 3rd party volumes)	$0.62		$0.58
Other Production Costs	$0.17		$0.20
Administration	$0.30		$0.26
DD&A - Production	$0.43		$0.59
- Gathering	$0.24		$0.28
Production Taxes	$0.18		$0.15

Total Costs*	$2.23		$2.35

Volumes, including CONSOL Energy’s portion from equity affiliates, in billions of cubic feet. Prices Received and costs shown as dollars per 1,000 cubic feet. Royalty payments, which are included in Cost of Goods Sold for gas in an income statement, were $0.63/Mcf in the 2004 period compared with $0.47/thousand cubic feet (Mcf) in the 2003 period.

*	Amounts may not add due to rounding.

Sales volumes for company-produced gas net of the royalty owners’ interest increased 11.0 percent in the quarter-to-quarter comparison. The growth in gas sales was a result of continued strong demand for natural gas and increased company production from additional wells drilled on proved reserves. Gas prices received increased 21.2 percent, reflecting continued concerns about declining North American gas production, increased oil prices and the continuing recovery of the United States economy.

Unit operating costs net of production taxes decreased 5.5 percent, primarily due to a decrease in charges for depreciation, depletion, and amortization. The DD&A related to production assets decreased 27.1 percent from the prior year reflecting lower depreciation amounts for gob gas. The DD&A related to gathering assets, which utilize the straight-line method, decreased 14.3 percent from the same quarter a year earlier as a result of increased production reducing the unit cost.

Average daily gross production quarter-to-quarter rose 11.7 percent to 147.6 million cubic feet per day from 132.1 million cubic feet per day.

Developments During the Quarter

A Special Committee of the Board of Directors of CONSOL Energy completed its investigation of allegations against certain directors and officers of the company contained in an anonymous letter sent to the United States Securities and Exchange Commission. The Special Committee found no evidence of fraud or malfeasance and no evidence to suggest that CONSOL Energy’s publicly issued financial statements were incorrect.

The Loveridge Mine returned to operation after being idled in 2003.

CONSOL Energy completed a previously announced sale of its interest in its wholly owned subsidiary, CNX Australia Pty. Limited, to an affiliate of its joint venture partner, AMCI Inc., a privately-held company based in Greenwich, Connecticut, and Latrobe, Pennsylvania, for a total of $27.5 million ($US) and the assumption of $21.2 million ($US) of debt. CONSOL Energy recorded an after-tax gain of $12.1 million on the sale.

Three CONSOL Energy mines in West Virginia, Robinson Run, Shoemaker and Blacksville 2, were honored by the State of West Virginia for outstanding safety performance.

Finally, RWE Power AG completed the sale of the remainder of its holdings of CONSOL Energy common stock. As a result of the sale, CONSOL Energy’s Board of Directors elected four new independent members to the Board. They are: William E. Davis, a power industry executive; Raj K. Gupta, a Houston, Texas-based business executive; William P. Powell, an investment banker; and Joseph T. Williams, a former oil and gas industry executive.

Outlook

CONSOL Energy has set the following targets for the current quarter ending June 30, 2004 and updates its guidance for the full year ending December 31, 2004:

	2Q2004	CY2004
Coal Production	16.5 – 17.0	66 – 69
Coal Sales – Company Produced	16.7 – 17.2	66 – 69
Average Realized Price/Ton	$28.85 - $28.95	$28.50 - $28.90
Committed Coal Sales – 2004	Sold out	Sold out
Gas Production/Sales Volumes	13.9 – 14.3(gross) 12.2 – 12.5(net)	56.0 – 58.5 (gross) 49.0 – 51.2 (net)
Fixed Prices Gas Sales (4/15/04)		46.4 @ $4.96
CAPEX	$105 - $120	$340 - $370
Coal		$238 - $260
Gas		$73 - $78
Other		$29 - $32
Net Income/Share	$0.15 - $0.20	$2.00 - $2.20
Net Cash from Operating Activities	$90 - $100	$400 - $425
EBITDA	$87 - $92	$420 - $445*
Diluted Shares Outstanding	90.548	90.434

Coal sales and production in millions of tons; coal sales and production includes CONSOL Energy’s portion of production from equity affiliates; gas volumes in billions of cubic feet; gas prices in dollars per thousand cubic feet; CAPEX in millions; Net Cash from Operating Activities in millions; shares outstanding in millions. “Committed sales” tons include both executed contracts and sales where terms largely have been agreed upon with a customer, but for which signed contracts have yet to be executed.

*	Does not include cumulative effect of accounting change.

CONSOL Energy and its affiliates have the following commitments or contracts to sell coal and the following fixed price sales for gas in 2005:

Coal (Committed)	47.3
Gas (Fixed Price)	37.0 @ $4.60

Coal sales in millions of tons. Gas sales in billions of cubic feet. Gas prices in dollars per thousand cubic feet.

“We continue to expect energy fundamentals to be favorable during 2004,” said Harvey. “Demand for electricity continues to grow – reflecting economic recovery in the United States, inventories at coal-fired power plants are at lower than recent historic levels, coal and gas prices remain high, and coal supplies, particularly in the eastern United States remain tight.”

Harvey said international factors also have positively affected coal industry fundamentals. “Tight supplies of metallurgical grades of coal world-wide have resulted in much higher prices for that product. At the moment, even steam coals for international markets appear to be in short supply. As a result, there is little of the discount that we see typically in U.S. steam coals sold in the international market.”

Harvey noted that the expansion of several CONSOL Energy mines came at a good time. “It is very rare to be in a position where you can increase production by 15 percent during the year and still have prices increase, but that is the measure of the strength of this coal market.” He said the timing of the company’s expansion of coal production could not have been better. “Our willingness to stay the course with our capital expansion projects during the last two difficult years should result in significantly improved results over the next several years.”

As a result of the continued strength of energy market fundamentals, Harvey said the company was raising its guidance for the year. “Our improved outlook for the year is also a tribute to the hard work of our coal operations personnel. Operational risks will always be a part of the mining business, but our people have done a great job in focusing on the solid, reliable execution of our production plans.”

Harvey also announced a company initiative to reduce long-term liabilities. “Our long-term liabilities are typical of a 140-year-old company in a basic industry,” he said. “While the liabilities are long-term and have been a part of our cost structure for years, we believe our shareholders want us to actively manage and reduce those liabilities.”

Harvey said the company has set a target of $400 million in reductions of long-term liabilities on the balance sheet by the end of this year compared with the amount on the balance sheet at year-end 2003. “We will try to achieve the target through changes in benefit plans, through recognition of government programs, such as the Medicare prescription drug plan recently enacted by Congress, or through changes in the accounting treatment of liabilities such as we did with workers’ compensation,” he explained. “Any progress we make in this area will create real value for our shareholders.”

CONSOL Energy Inc. is the largest producer of high-Btu bituminous coal in the United States. CONSOL Energy has 19 bituminous coal mining complexes in seven states. In addition, the company is one of the largest U.S. producers of coalbed methane with daily gas production of approximately 147.6 million cubic feet from wells in Pennsylvania, Virginia and West Virginia. The company also has a joint-venture company to produce natural gas in Virginia and Tennessee, and the company produces electricity from coalbed methane at a joint-venture generating facility in Virginia.

CONSOL Energy Inc. has annual revenues of $2.2 billion. It received the U.S. Department of the Interior’s Office of Surface Mining National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in 2002 and 2003. Also in 2003, the company was listed in Information Week magazine’s “Information Week 500” list for its information technology operations. In 2002, the company received a U.S. Environmental Protection Agency Climate Protection Award. Additional information about the company can be found at its web site: www.consolenergy.com.

Definition: EBIT is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating CONSOL Energy because it is widely used to evaluate a company’s operating performance before debt expense and its cash flow. EBIT and EBITDA do not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT or EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies. Reconciliation of EBITDA and EBIT to the income statement is as follows:

	QUARTER ENDED 3/31/04	QUARTER ENDED 3/31/03
Net Income/(Loss)	$114,119	$8,157
Less: Cumulative Effect of Accounting Change	$(83,373)	$(4,768)

Adjusted Net Income	$30,746	$3,389

Add: Interest Expense	9,061	9,476
Less: Interest Income	(1,947)	(1,224)
Add: Income Taxes	4,542	(14,449)

Earnings Before Interest & Taxes (EBIT)	42,402	(2,808)

Add: Depreciation, Depletion & Amortization	59,470	60,706

Earnings Before Interest, Taxes and DD&A (EBITDA)	$101,872	$57,898

Forward-looking statements: CONSOL Energy is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, CONSOL Energy. With the exception of historical matters, any matters discussed are forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: effects of the amount of our debt compared to stockholders’ equity and recent changes in our credit ratings; results of one or more purported class action lawsuits against us and certain of our officers alleging that the defendants issued false and misleading statements to the public and seeking damages and costs; deterioration of our operating results in recent periods; our ability to comply with restrictions imposed by our senior credit facility; the success or failure of CONSOL Energy’s efforts to implement its business strategy; reliance on major customers and long-term contracts; the effects of market demand and price on performance; the ability to renew coal and gas sales agreements upon expiration; the price of coal and gas sold under any new sales agreements; fluctuating sales prices; contract penalties; actions of CONSOL Energy’s competitors and CONSOL Energy’s ability to respond to such actions; recent declines in the creditworthiness of our customer base; risks inherent in mining and gas production including geological conditions, mine and gas operations accidents; weather-related factors; results of litigation; the effects of government regulation; the risk of work stoppages; the risk of transportation disruptions that could impair CONSOL Energy’s ability to sell coal and gas; management’s ability to correctly estimate and accrue for contingent liabilities; and CONSOL Energy’s ability to identify suitable acquisition candidates and to successfully finance, consummate the acquisition of, and integrate these candidates as part of its acquisition strategy; and the effects of recent sales of our common stock on the market price of our common stock.

CONSOL Energy Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands - except per share data)

	Three Months Ended March 31,
	2004	2003
Sales - Outside	$590,488	$506,560
Sales - Related Parties	—	1,369
Freight - Outside	31,439	32,028
Freight - Related Parties	—	562
Other Income	28,928	19,290

Total Revenue and Other Income	650,855	559,809

Cost of Goods Sold and Other Operating Charges	448,888	407,871
Freight Expense	31,439	32,590
Selling, General and Administrative Expense	18,676	17,084
Depreciation, Depletion and Amortization	59,470	60,706
Interest Expense	9,061	9,476
Taxes Other Than Income	48,033	43,142

Total Costs	615,567	570,869

Earnings (Loss) Before Income Taxes	35,288	(11,060)

Income Tax Expense (Benefit)	4,542	(14,449)

Earnings Before Cumulative Effect of Change in Accounting Principle	30,746	3,389

Cumulative Effect of Changes in Accounting for Mine Closing, Reclamation and Gas Well Closing Costs, net of Income Taxes of $3,035	—	4,768

Cumulative Effect of Changes in Accounting for Workers’ Compensation Liability, net of Income Taxes of $53,080	83,373	—

Net Income	$114,119	$8,157

Basic Earnings Per Share	$1.27	$0.10

Dilutive Earnings Per Share	$1.26	$0.10

Weighted Average Number of Common Shares Outstanding:
Basic	89,927,306	78,749,180

Dilutive	90,548,329	78,845,356

Dividends Paid Per Share	$0.14	$0.14

CONSOL Energy Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands - except per share data)

	(Unaudited) MARCH 31, 2004	DECEMBER 31, 2003
ASSETS
Current Assets:
Cash and Cash Equivalents	$27,626	$6,513
Accounts and Notes Receivable:
Trade	112,106	89,971
Other Receivables	89,870	91,401
Inventories	109,922	103,358
Deferred Income Taxes	130,666	125,938
Recoverable Income Taxes	19,629	20,257
Prepaid Expenses	53,262	33,402

Total Current Assets	543,081	470,840

Property, Plant and Equipment:
Property, Plant and Equipment	5,470,571	5,495,096
Less - Accumulated Depreciation, Depletion and Amortization	2,754,348	2,808,638

Total Property, Plant and Equipment - Net	2,716,223	2,686,458

Other Assets:
Deferred Income Taxes	352,349	409,090
Intangible Assets - Net	372,610	375,049
Investment in Affiliates	46,528	84,878
Restricted Cash	190,918	190,918
Other	98,327	101,745

Total Other Assets	1,060,732	1,161,680

TOTAL ASSETS	$4,320,036	$4,318,978

CONSOL Energy Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands - except per share data)

	(Unaudited)
	MARCH 31, 2004	DECEMBER 31, 2003
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts Payable	$142,179	$134,772
Short-Term Notes Payable	100,000	68,760
Current Portion of Long-Term Debt	48,871	53,330
Other Accrued Liabilities	568,274	567,737

Total Current Liabilities	859,324	824,599

Total Long-Term Debt	424,975	441,912

Deferred Credits and Other Liabilities:
Postretirement Benefits Other Than Pensions	1,508,957	1,494,615
Pneumoconiosis Benefits	437,198	441,076
Mine Closing	304,102	312,208
Workers’ Compensation	123,591	255,785
Deferred Revenue	61,508	61,673
Salary Retirement	93,288	79,545
Reclamation	12,586	14,480
Other	107,347	102,448

Total Deferred Credits and Other Liabilities	2,648,577	2,761,830

Stockholders’ Equity:
Common Stock, $.01 par value; 500,000,000 Shares Authorized, 91,267,558 Issued and 89,981,338 Outstanding at March 31, 2004 and 89,861,900 Outstanding at December 31, 2003	913	913
Preferred Stock, 15,000,000 Shares Authorized; None Issued and Outstanding	—	—
Capital in Excess of Par Value	834,181	833,675
Retained Earnings (Deficit)	(323,938)	(425,470)
Other Comprehensive Loss	(109,465)	(102,601)
Common Stock in Treasury, at Cost - 1,286,220 Shares at March 31, 2004 and 1,405,658 Shares at December 31, 2003	(14,531)	(15,880)

Total Stockholders’ Equity	387,160	290,637

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,320,036	$4,318,978

CONSOL Energy Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	Three Months Ended March 31,
	2004	2003
Operating Activities:
Net Income	$114,119	$8,157
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Cumulative Effect of Change in Accounting Principle, net of tax	(83,373)	(4,768)
Depreciation, Depletion and Amortization	59,470	60,706
Gain on the Sale of Assets	(21,121)	(8,900)
Loss on Capital Lease Buyout	372	—
Amortization of Advance Mining Royalties	3,088	1,007
Deferred Income Taxes	3,469	(23,607)
Equity in Earnings of Affiliates	2,996	337
Changes in Operating Assets:
Accounts Receivable Securitization	14,100	—
Accounts and Notes Receivable	(30,954)	(15,216)
Inventories	(6,564)	3,042
Prepaid Expenses	(19,861)	(5,490)
Changes in Other Assets	13,015	(966)
Changes in Operating Liabilities:
Accounts Payable	27,383	(26,767)
Other Operating Liabilities	1,578	55,971
Changes in Other Liabilities	20,514	1,488
Other	(2,682)	(1,634)

	(18,570)	35,203

Net Cash Provided by Operating Activities	95,549	43,360

Investing Activities:
Capital Expenditures	(104,312)	(46,646)
Additions to Intangibles	(2,498)	(2,665)
Investment in Equity Affiliates	(1,206)	(831)
Proceeds from Sales of Assets	13,524	76,878

Net Cash (Used in) Provided by Investing Activities	(94,492)	26,736

Financing Activities:
Payments on Commercial Paper	—	(52,281)
Proceeds from Short-Term Debt	35,000	—
(Payments on) Proceeds from Miscellaneous Borrowings	(4,212)	621
Proceeds from Long Term Notes	—	1,007
Dividends Paid	(12,576)	(11,016)
Issuance of Treasury Stock	1,844	—

Net Cash Provided by (Used in) Financing Activities	20,056	(61,669)

Net Increase in Cash and Cash Equivalents	21,113	8,427
Cash and Cash Equivalents at Beginning of Period	6,513	11,517

Cash and Cash Equivalents at End of Period	$27,626	$19,944

CONSOL Energy Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Dollars in Thousands - except per share data)

	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Other Compre- hensive Income (Loss)	Treasury Stock	Total Stock- holders’ Equity
Balance - December 31, 2003	$913	$833,675	$(425,470)	$(102,601)	$(15,880)	$290,637

(Unaudited)

Net Income	—	—	114,119	—	—	114,119
Treasury Rate Lock (Net of $13 tax)	—	—	—	(20)	—	(20)
Interest Rate Swap Contract (Net of ($514) tax)	—	—	—	807	—	807
Gas Cash Flow Hedge (Net of $5,037 tax)	—	—	—	(7,651)	—	(7,651)

Comprehensive Income (Loss)	—	—	114,119	(6,864)	—	107,255

Treasury Stock Issued (119,438 shares)	—	506	—	—	1,349	1,855
Dividends ($.14 per share)	—	—	(12,587)	—	—	(12,587)

Balance - March 31, 2004	$913	$834,181	$(323,938)	$(109,465)	$(14,531)	$387,160

CONSOL Energy Inc.

Financial and Operating Statistics

22-Apr-04

	Quarter Ended Mar 31
	2004	2003
AS REPORTED FINANCIALS:
Revenue ($ MM)	$650.855	$559.809
EBIT ($MM)	$42.402	$(2.807)
EBITDA ($ MM)	$101.872	$57.899
Net Income / (Loss) ($ MM)	$114.119	$8.157
EPS(diluted)	$1.26	$0.10
Average shares outstanding	89,927,306	78,749,180

CAPEX, excl. acquisitions ($ MM)	$104.312	$46.646

COAL OPERATIONAL:
# Mining Complexes (end of period)	19	20
# Complexes Producing (end of period)	14	15
Sales (MM tons)-Produced only	16.880	15.654
Average sales price * ($/ton)	$28.85	$27.06
Production income ($/ton)	$2.335	$1.814
Production (MM tons)-Produced only	16.85	15.56
Ending inventory (MM tons)	1.248	2.442
* note: average sales price of tons produced

GAS OPERATIONAL/FINANCIAL(incl. equity companies):
8/8 BASIS
GAS sales volumes (Bcf) gross	13.3	12.0
GAS sales price ($/Mcf) net of hedging	$5.33	$4.41
GAS revenue net of hedging ($MM)**	$70.798	$52.810

7/8 BASIS
GAS sales volumes (Bcf)	11.6	10.5
GAS sales price ($/Mcf) net of hedging	$5.31	$4.38
GAS revenue net of hedging ($MM)**	$61.790	$45.941

GAS EBIT ($MM)**	$35.481	$16.084
GAS EBITDA ($MM)**	$43.293	$25.180
GAS CAPEX ($ MM)***	$15.581	$8.672
OTHER INVESTING CASH FLOWS ($ MM)	$(0.170)	$0.858

**	note:gas revenue, EBIT, EBITDA, and CAPEX included in total company financials
***	note: excludes equity companies